Exhibit (j)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post Effective Amendment Number 98 to the Registration Statement (Form N-1A, No. 002-21789) of our report dated May 22, 2012, on the financial statements and financial highlights of DWS Alternative Asset Allocation Fund, one of a series of the DWS Market Trust, included in the DWS Alternative Asset Allocation Fund Annual Report dated March 31, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 23, 2012